Exhibit 3.1

SECOND ARTICLES OF AMENDMENT TO THE

SECOND ARTICLES OF AMENDMENT AND RESTATEMENT OF

STRATEGIC STORAGE TRUST, INC.

FIRST: The name of the corporation is Strategic Storage Trust, Inc.

SECOND: Article I of the Second Articles of Amendment and Restatement of the corporation is hereby amended to read as follows:

The name of the corporation is SmartStop Self Storage, Inc. (the “Corporation”).

THIRD: All other provisions of the Second Articles of Amendment and Restatement shall remain in full force and effect.

FOURTH: In accordance with Section 2-607 of the Maryland General Corporation Law (the “MGCL”), these Second Articles of Amendment were duly approved by a majority of the entire board of directors of the corporation on September 4, 2014, and were not required to be submitted to the stockholders of the corporation, as the amendment is limited to a change expressly authorized by Section 2-605 of the MGCL.

[Signatures appear on next page]

IN WITNESS WHEREOF, Strategic Storage Trust, Inc., has caused the foregoing articles of amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer and Treasurer on this 5th day of September, 2014.

ATTEST:		Strategic Storage Trust, Inc.

By:	/s/ Michael S. McClure	By:	/s/ H. Michael Schwartz
	Michael S. McClure		H. Michael Schwartz
	Chief Financial Officer and Treasurer		Chief Executive Officer

[Signature page for Second Articles of Amendment to

Second Articles of Amendment and Restatement of SST]